As filed with the Securities and Exchange Commission on February 2, 2006

United States Securities and Exchange Commission

Washington, D.C. 20549

Form S-8

Registration Statement under the Securities Act of 1933

Navitone Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or other jurisdiction of incorporation or organization)

88-0440630

(I.R.S. Employer Identification Number)

7372

(Standard Industrial Classification Code Number)

4850 W. Flamingo Road #22

Las Vegas, Nevada 89103 USA

(702) 325-7700

6th Floor 696 Songtao Road

Shanghai, China

Post Code: 201203

People’s Republic of China

(Address and telephone number of registrant’s principal executive offices)

Navitone Technologies, Inc.

2006 Employee STOCK OPTION PLAN

(Full title of the plan)

Navitone Technologies, Inc.

4850 W. Flamingo Road #22

Las Vegas, Nevada 89103

(702) 325-7700

(Name, address and telephone number of agent for service)

With a copy to:

Harold P. Gewerter, Esq.

5440 Sahara Ave., Suite

Las Vegas, Nevada 89146

Fax (702) 382-1759

Tel: 702-382-1714

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED[1]	PROPOSED MAXIMUM OFFERING PRICE PER SHARE[2]	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock $.001 par value	5,000,000 Shares	$0.73	$3,650,000.00	$390.55

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of common stock which become issuable under the plan covered hereby by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Registrant’s outstanding common stock. The 5,000,000 shares registered hereby represent shares issuable pursuant to the Plan.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the closing bid and ask price of the common stock as traded on the OTC Bulletin Board as of the specified date of January 25, 2006.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

PART II: Information Required in the Registration Statement

Item 3: INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Navitone Technologies, Inc. or the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Current Report on Form 8-K filed with the SEC on November 29, 2005;

(b)	The Registrant’s Current Report on Form 8-K filed with the SEC on November 16, 2005;

(c)	The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005 filed with the SEC on November 14, 2005;

(d)	The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005 filed with the SEC on August 15, 2005;

(e)	The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005 filed with the SEC on May 16, 2005;

(f)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the SEC on March 31, 2005;

(g)	The Registrant’s Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed with the SEC on February 17, 2004.

(h)

The Registrant’s Registration Statement No. 000-33317 on Form 10SB12G/A filed with the SEC on November 9, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), which describes the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4: DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada Corporate Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “1933 Act”). The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its directors and officers if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

In addition, the Registrant’s Articles of Incorporation (the “Articles of Incorporation”) provides that, pursuant to Nevada law, none of its directors shall be liable for monetary damages for breach of his or her fiduciary duty of care to the Registrant and its stockholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms onion-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Articles of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the director to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Articles of Incorporation also provides that rights conferred under such Articles of Incorporation shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant may obtain a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

In addition, the Registrant may into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8. EXHIBITS

Exhibit Number	Exhibit
4.1

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-33317 on Form 10SB12G/A filed with the SEC on November 9, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934.

5.1	Opinion and Consent of Harold P. Gewerter, Esq.
23.1	Consent of Independent Accountants
23.2	Consent of Harold P. Gewerter, Esq.
99.1	Navitone Technologies, Inc. 2006 Employee Stock Option Plan

Item 9. UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Employee Stock Option Plan.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be anew registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets aloof the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on January 25, 2006.

NAVITONE TECHNOLOGIES, INC.

(Registrant)

By: /s/ Michael Zuliani

Michael Zuliani

Chief Executive officer

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-27243 on Form 10SB12G/A, which is incorporated herein by reference pursuant to Item 3(e)

5.1	Opinion and consent of Harold P. Gewerter, Esq.
23.1	Consent of Independent Accountants
23.2	Consent of Harold P. Gewerter, Esq.
99.1	Navitone Technologies, Inc. 2006 Employee Stock Option Plan